Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Energy Vault Holdings, Inc.
Westlake Village, CA
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2022, relating to the consolidated financial statements of Energy Vault, Inc. appearing in the Prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 on May 9, 2022.

/s/ BDO USA, LLP

Melville, New York
December 9, 2022